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                                                                    Exhibit 99.1


ACUNETX BUYS BACK NEARLY ONE PERCENT OF ITS OUTSTANDING SHARES
Wednesday April 18, 9:00 am ET

TORRANCE, Calif.--(BUSINESS WIRE)--AcuNetx (OTCBB: ANTX - News), announced today that it had purchased and retired 598,978 shares of its common stock. The shares were purchased from a single shareholder in a privately negotiated transaction. The move was viewed as an anti-dilution measure which benefits all AcuNetx shareholders by decreasing the outstanding shares and increasing each shareholder's percent ownership in the Company.

Speaking for AcuNetx, Ronald Waldorf, president and CEO, commented, "This action was taken because the Company's management and Board of Directors firmly believe the Company's shares are significantly undervalued. Further, we want the investment community to know we are mindful of our stock's performance and are taking steps so that the share value more closely mirrors the Company's overall health and management's performance."

The Company further announced that its most recent newsletter had been published and is available on-line for viewing at www.acunetx.com.

About AcuNetx, Inc.:
AcuNetx markets a diverse line of diagnostic, analytical and therapeutic tools to audiologists, neurologists, otolaryngologists and physical therapists as well as hospitals, clinics, law enforcement agencies and extended care facilities. AcuNetx is headquartered in Torrance, CA. For more information concerning AcuNetx and its subsidiaries, please visit www.acunetx.com.

Safe Harbor for Forward Looking Statements:
This news release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion. Whereas management believes such representations to be true and accurate based on information and data available to the company at this time, actual results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. Important factors that may cause actual results to differ are set forth in the company's periodic filings with the U.S. Securities and Exchange Commission.

CONTACT:
G.M. Astor & Associates
Jerry Astor, 818-788-4346
gmastor@acunetx.com